As filed with the Securities and Exchange Commission on August 12, 2010
Registration No. 333-154930

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933
ATS MEDICAL, INC.
(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation or organization)	41-1595629 (I.R.S. Employer Identification No.)
3905 Annapolis Lane, Suite 105
Minneapolis, Minnesota 55447
(Address of registrant’s principal executive offices,
including zip code)
ATS MEDICAL, INC. 2000 STOCK INCENTIVE PLAN
(Full title of the plan)
Michael D. Dale
Chief Executive Officer
ATS Medical, Inc.
3905 Annapolis Lane, Suite 105
Minneapolis, Minnesota 55447
(763) 553-7736
(Name, address and telephone number,
including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

TERMINATION OF REGISTRATION OF SECURITIES
     This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (File No. 333-154930) (the “Registration Statement”) of ATS Medical, Inc. (the “Company”), which was filed with the U.S. Securities and Exchange Commission (the “SEC”) on October 31, 2008. The Registration Statement registered 6,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), to be offered or sold pursuant to the Company’s 2000 Stock Incentive Plan.
     On August 12, 2010, pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 28, 2010, by and among the Company, Medtronic, Inc. (“Medtronic”) and Pilgrim Merger Corporation (“Merger Sub”), Merger Sub was merged with and into the Company with the Company continuing as the surviving corporation and a wholly owned subsidiary of Medtronic (the “Merger”). As a result of the Merger, the Common Stock is held of record by fewer than 300 persons. Accordingly, the Company intends to file a Certification and Notice of Termination of Registration on Form 15 with the SEC with respect to its Common Stock.
     As a result of the Merger, no additional shares of Common Stock will be issued by the Company. The Company is filing this Post-Effective Amendment No. 1 to remove and withdraw from registration all shares of Common Stock registered pursuant to the Registration Statement that remain unissued.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on the 12th day of August, 2010.

ATS MEDICAL, INC.
By:	/s/ Michael D. Dale
Michael D. Dale
Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on the 12th day of August, 2010.

Signature	Title

/s/ Michael D. Dale	Chief Executive Officer, President and
Michael D. Dale	Chairman of the Board of Directors (principal executive officer)

/s/ Michael R. Kramer	Chief Financial Officer
Michael R. Kramer	(principal financial and accounting officer)

*	Director
Steven M. Anderson

*	Director
Robert E. Munzenrider

*	Director
Guy P. Nohra

*	Director
Eric W. Sivertson

*	Director
Theodore C. Skokos

*By:	/s/ Michael R. Kramer
Michael R. Kramer
Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit No.

Exhibit 24.1	Power of Attorney (previously filed as Exhibit 24.1 to the Registration Statement)